EXHIBIT 1

                         DOSKOCIL/AIRLIE AGREEMENT

     THIS AGREEMENT has been entered into this 7th day of March, 1995, between DOSKOCIL COMPANIES INCORPORATED (the "Company"), a Delaware corporation, and THE AIRLIE GROUP, L.P. ("Airlie"), a Delaware limited partnership, with reference to the following circumstances:

     A. Subject to shareholder approval, the Company plans to merge into a wholly-owned subsidiary to effect a name change and to impose certain transfer restrictions on its stock (the "Reorganization"). The effective date of the Reorganization will be the date on which the merger of the Company into the Subsidiary becomes effective. The restrictions are described in the form of the Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the "Transfer Restrictions").

          B. The Transfer Restrictions are designed to prevent "ownership changes," as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder, that would limit the Company's use of its currently available net operating losses against future taxable income. Section 382 of the Code would severely limit the availability of the Company's net operating losses if the aggregate cumulate percentage of ownership of its stock by 5% shareholders increases by more than 50 percentage points in any three year testing period (an "Ownership Change").

          C. Airlie owns 802,241 shares of the Company's common stock (the "Shares"), which represents 6.4% of the total of the Company's common shares presently outstanding. In order to provide further assurances that the Reorganization will be approved by the Company's shareholders and that an Ownership Change will not occur prior to the effective date of the Reorganization, the Company has requested Airlie to vote the Shares in favor of the Reorganization and to agree not to buy or sell any shares of the Company stock until after the first to occur of (i) the Reorganization becoming effective (whereupon the Transfer Restrictions will become applicable) or (ii) March 23, 1996.

          D. Airlie has requested the Company to agree that it will waive the Transfer Restrictions (assuming they become operative) after March 22, 1996 if Airlie at any time thereafter desires to sell or transfer the Shares.

          ACCORDINGLY, premises considered and for the purpose of prescribing the terms and conditions upon which the parties will deal with the matters described in paragraphs D and E above, the Company and Airlie have entered into this agreement.

          1. The Reorganization. Contemporaneously with the execution and delivery of this agreement, Airlie will deliver to the Company its duly executed proxy (in the form attached hereto as Exhibit C) granting R. Randolph Devening its irrevocable proxy to vote its Shares, or execute a shareholder's written consent to corporate action, in favor of the Reorganization.

          2. Buy Sell Restrictions. Airlie agrees that until after the first to occur of (i) the effective date of the Reorganization or (ii) March 22, 1996, it will not purchase or otherwise acquire any additional shares of the Company's stock nor will it sell, pledge, transfer or otherwise dispose of the Shares; provided, however, Airlie may distribute the Shares to its partners subject to this agreement. The foregoing notwithstanding, the restrictions of this paragraph shall not apply in the event the Company has an "Ownership Change," as defined in Section 382(g)(1) of the Code, with respect to its stock resulting from transfers of the Company's stock between parties other than Airlie.

          3. Transfer Restrictions Waiver. The Company agrees that it will waive the Transfer Restrictions (assuming they become operative) after March 22, 1996 if Airlie at any time thereafter desires to sell or transfer the Shares, or any number thereof, in any transaction that does not involve an "Owner Shift" of more than 6.4% within the meaning of Section 382(g)(2) of the Code. Should Airlie desire to obtain such waiver, it shall give the Company written notice to that effect, specifying the number of shares to be transferred and the name of the proposed transferee, if known, otherwise the name of the broker or brokers through which the sale is to be made, and within seven
(7) business days thereafter the Company shall provide Airlie its waiver and consent to the transfer of the Shares or any number thereof specified in the notice to be transferred.

          4. Representations. The Company represents to Airlie that (i) its Board of Directors has taken such action as is required by applicable law to approve the execution and delivery of this agreement and to authorize the transactions contemplated hereby and (ii) this agreement constitutes the valid and binding agreement of the Company enforceable in accordance with its terms. The general partner of Airlie represents to the Company that it has all power, right and authority to enter into this agreement on behalf of Airlie and that this agreement constitutes the valid and binding agreement of Airlie enforceable in accordance with its terms.

          5. Prior Agreement. The Company and Airlie are parties to that certain Stockholders Agreement dated March 22, 1993 which shall continue in full force and effect except to the extent there are any conflicts or inconsistencies between this agreement and the prior agreement, in which case the provisions of this agreement shall control.

          6. Notices. Any notices required or permitted to be given under this agreement shall be given in writing and shall be mailed by first class registered or certified mail, overnight courier or facsimile service, postage prepaid, to the address given below and shall be deemed given when received:

Airlie:        The Airlie Group, L.P.
               115 East Putnam Avenue
               Greenwich, Connecticut 06830
               Attn:  Mr. Dort A. Cameron, III
               Telephone No. (203) 661-6200
               FAX No. (203) 661-0479

with copy to:  Mr. Bill Hallman
               201 Main Street, Suite 2500
               Ft. Worth, Texas 76102
               Telephone No.: (817) 878-3543
               FAX No. (817) 878-9280

The Company:   Doskocil Companies Incorporated
               2601 N.W. Expressway, Suite 1000W
               Oklahoma City, Oklahoma 73112
               Attn:  Mr. William Brady
               Telephone: (405) 879-5500
               FAX:  (405) 840-2447

with copy to:  McAfee & Taft
               A Professional Corporation
               10th Floor, Two Leadership Square
               Oklahoma City, Oklahoma 73102
               Attn:  Gary F. Fuller, Esq.
               Telephone: (405) 235-9621
               FAX:  (405) 235-0439

Each party may change its address for purposes of this section by proper notice to the other in accordance with the provisions of this section.

          7. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict or choice of law. The parties hereto agree that exclusive venue with respect to any action or suit commenced by either of them in connection with the transactions contemplated by this agreement shall be the State of Oklahoma.

          8. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be considered an original for all purposes, but all of them shall constitute but one agreement binding upon all parties hereto.

          EXECUTED as of the date and year first above written.

                                DOSKOCIL COMPANIES INCORPORATED

                                By     \s\ William L. Brady
                                  ______________________________
                                       William L. Brady,
                                        Vice President

                                THE AIRLIE GROUP, L.P.
                                By: EBD L.P., General Partner
                                    By: TMT-FW, Inc., General
                                        Partner


                                 By     \s\ Dort A. Cameron III
                                   ______________________________
                                Title:  General Partner